[L.P. MARTIN & COMPANY LETTERHEAD]

                                                            Exhibit 23.3

                        Consent of Independent Auditors'

The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

        We consent to the use of our report dated August 14, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Paces Glen Apartments for the twelve month period ended June 30, 1996, for inclusion in a form 8K filing with the Securities and Exchange Commission by Conerstone Realty Income Trust, Inc., and to the reference to our firm under the heading "Expert" therein.

Richmond, Virginia
August 14, 1996                                  /s/ L.P. Martin & Co., P.C.